Exhibit 99.1

Castellum, Inc. Announces $6 million Cost Reduction Plan

BETHESDA, MD., May 26, 2023 — Castellum, Inc. (the “Company”) (NYSE-American: CTM), a cybersecurity and electronic warfare services company focused on the federal government, announces that it is undertaking a cost reduction effort targeting at least $6 million per year in cash and non-cash indirect costs, general and administrative costs, and overhead costs.   The Company expects to make the changes over the next 60 days to improve the profitability of the company.

“We are taking a very close look at how to improve the profitability of our company,” said Mark Fuller, President and CEO of Castellum.  “While we have done good things growing our revenue to a $50 million run-rate, we need to run leaner so that our bottom line also improves. Taking $6 million in costs out of the business in everything from salary reductions, personnel reductions and changes in how we handle stock-based compensation is an important first step in right-sizing our business. We will continue to pursue accretive acquisitions and invest in organic growth but with a clear eye toward better operating margins and better net margins for our business.”

Cautionary Statement Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; and the impact on the Company’s revenue due to a delay in the U.S. Congress approving a federal budget or raising the federal debt ceiling.  For a more detailed description of these and other risk factors, please refer to the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof.  The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contact:

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: 646.893.5835 x1

Email: lisa@skylineccg.com; info@castellumus.com